Execution Copy

____________________________________________________________

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HAGEDORN PARTNERSHIP, L.P.

Dated as of November 19, 2025

____________________________________________________________

TABLE OF CONTENTS

PAGE

Article 1. ORGANIZATION.	6
1.1. Formation of Limited Partnership	6
1.2. Name	6
1.3. Purpose	7
1.4. Places of Business	7
1.5. Registered Office and Agent in Delaware	7
1.6. Fiscal Year	7
1.7. Powers	7
Article 2. PARTNERS.	7
2.1. General and Limited Partners	7
2.2. Liability of General Partners	7
2.3. Limited Liability of Limited Partners	8
2.4. No Obligation to Replenish Negative Capital Account	8
2.5. Partnership Property; Partnership Interests	9
Article 3. CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, ALLOCATIONS.	9
3.1. Capital Contributions	9
3.2. Capital Accounts	9
3.3. Allocations to Capital Accounts	10
3.4. Tax Allocations	11
3.5. Special Allocations	11
3.6. Special Corrective Allocations	13
Article 4. DISTRIBUTIONS.	14
4.1. No Right to Withdraw	14
4.2. Liquidating Distributions	14
4.3. Distributions	14
4.4. Distributions in Kind	15
4.5. [Reserved]	15
4.6. Restrictions on Distributions	15
Article 5. MANAGEMENT.	16
5.1. Management by General Partners	16
5.2. Third Party Reliance	16
5.3. Other Activities of Partners; Protected Information	16

5.4. Certain Filings	18
5.5. Expenses	18
5.6. General Partner Representative	18
5.7. Voting; Proxies	19
5.8. Meetings	20
5.9. Chair	20
Article 6. BOOKS OF ACCOUNT, RECORDS AND REPORTS.	21
6.1. Maintenance of Books and Records, Etc	21
6.2. Federal, State and Local Income Tax Information	21
6.3. Permitted Advisors	22
6.4. Shareholders Representative	22
Article 7. TRANSFER OF PARTNERSHIP INTERESTS; SUBSTITUTE LIMITED PARTNERS.	22
7.1. General	22
7.2. Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc	23
7.3. Substitute Limited Partners	24
Article 8. INDEMNIFICATION OF GENERAL PARTNERS.	24
8.1. In General	24
8.2. Not Liable for Return of Capital	26
Article 9. DURATION AND TERMINATION OF THE PARTNERSHIP.	26
9.1. Term	26
9.2. Winding-Up	26
9.3. Distributions in Cash or in Kind	27
9.4. Time for Liquidation	27
9.5. Termination	27
Article 10. RETIREMENT, ETC. OF GENERAL PARTNERS.	28
10.1. Effect of Retirement, Withdrawal, Bankruptcy, Death, Etc	28
10.2. Successors to General Partners	28
10.3. Termination of Representation and Proxy	29
10.4. Successor to Class C Representative	29
Article 11. AMENDMENTS.	30
11.1. Approval of Amendments	30
11.2. Amendments by General Partners	30

Article 12. DEFINITIONS; ACCOUNTING TERMS.	30
12.1. Definitions	30
12.2. Accounting Terms and Determinations	39
Article 13. LIQUIDITY PROVISIONS	39
13.1. Optional Cash Distributions	39
13.2. Loans to General Partners	42
13.3. Certain Limitations	43
Article 14. OTHER TAX MATTERS.	44
14.1. Partnership Representative	44
14.2. Tax Liability	45
14.3. Tax Indemnity	45
Article 15. MISCELLANEOUS.	45
15.1. Waiver of Partition	45
15.2. Entire Agreement	45
15.3. Choice of Law	45
15.4. Successors and Assigns	45
15.5. Interpretation	46
15.6. Captions	46
15.7. Severability	46
15.8. Counterparts	46
15.9. Additional Documents	46
15.10. Non-Waiver	46
15.11. Manner of Consent	46
15.12. Notices	47
15.13. Grant of Power of Attorney	47
15.14. Irrevocable and Coupled with an Interest; Copies to Be Transmitted	48
15.15. Survival of Power of Attorney	48
15.16. Limitation of Power of Attorney	48
15.17. Voting Rights	48

Schedule A - Capital Contributions and Allocations of Interest Class/Units

Schedule B - [Reserved]

Schedule C - [Reserved]

Schedule D - GP Discretionary Shares

Schedule E - Annual Corrective Allocation

Exhibit 1- Notice Pursuant to Section 5.6

Designating a General Partner’s Representative

Exhibit 2 - Notice Pursuant to Section 10.2

Designating a General Partner’s Successor

Exhibit 2A - Notice Pursuant to Section 10.2

Designating a Class C Representative Successor

Exhibit 3 - Partnership Loan Request Form

Exhibit 4 - Form of Promissory Note

Exhibit 5 - Partnership Interest Pledge Agreement

THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HAGEDORN PARTNERSHIP, L.P. (the “Partnership”), is made as of the 19th day of November, 2025, by Nathan Baxter, James Hagedorn, Katherine Hagedorn Littlefield, Robert Hagedorn and Susan Hagedorn, the General Partners of the Partnership (this “Agreement”).

WHEREAS, on May 1, 1995, the Partnership was formed pursuant to the Agreement of Limited Partnership of Hagedorn Partnership, L.P. dated as of May 1, 1995 (the “Original Partnership Agreement”);

WHEREAS, on May 19, 1995, certain persons were admitted as Limited Partners of the Partnership in accordance with Article 7 of the Original Partnership Agreement, and on June 16, 1995, the Original Partnership Agreement was amended and restated in connection with the admission of Community Funds, Inc. (the “Charity”) as a Limited Partner (the “First Amended and Restated Partnership Agreement”);

WHEREAS, the First Amended and Restated Partnership Agreement was further amended by amendments dated various dates up to, and including, May 29, 2012;

WHEREAS, the First Amended and Restated Partnership Agreement was further amended by the Second Amended and Restated Partnership Agreement dated as of April 26, 2013;

WHEREAS, the Second Amended and Restated Partnership Agreement was further amended at a meeting of the General Partners held on August 12, 2014;

WHEREAS, the Second Amended and Restated Partnership Agreement was further amended by the Third Amended and Restated Partnership Agreement dated as of October 15, 2014;

WHEREAS, the Third Amended and Restated Partnership Agreement was further amended on February 27, 2015;

WHEREAS, the Liquidity Plan of the Partnership (as amended, restated, or otherwise modified, the “Liquidity Plan”), was adopted as of July 28, 2000 (the “Effective Date”) and thereafter amended by amendments dated July 20, 2001, May 9, 2003, May 14, 2004, February 14, 2006, February 1, 2010, January 1, 2011, and May 30, 2012 by the General Partners of the Partnership;

WHEREAS, the Liquidity Plan was amended and restated as of April 26, 2013, and further amended as of March 3, 2017;

WHEREAS, the Third Amended and Restated Partnership Agreement was further amended by the Fourth Amended and Restated Partnership Agreement, which, among other things, incorporated the Liquidity Plan into the Fourth Amended and Restated Partnership Agreement;

WHEREAS, in accordance with the provisions of the Fourth Amended and Restated Partnership Agreement, on August 31, 2020, the Class G partnership interests were redeemed and terminated; and

WHEREAS, the Fourth Amended and Restated Partnership Agreement was further amended by the Fifth Amended and Restated Partnership Agreement to, among other things, delete provisions relating to the Class G partnership interests, provide for the automatic annual increase in the Class C shares of Scotts Common Stock under the Liquidity Plan and terminate the Class C General Partner position;

WHEREAS, the Fifth Amended and Restated Partnership Agreement was further amended by the Sixth Amended and Restated Partnership Agreement, dated as of July 1, 2024;

WHEREAS, the Sixth Amended and Restated Partnership Agreement was further amended by that certain Written Consent of the General Partners of the Partnership, dated March 7, 2025; and

WHEREAS, the General Partners desire to further amend and restate the Sixth Amended and Restated Partnership Agreement as set forth in this Seventh Amended and Restated Partnership Agreement to, among other things, amend the provisions of section 13.2 (Loans to General Partners).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

(Certain capitalized terms used in this Agreement are defined in Article 12; references to a “Schedule” are, unless otherwise specified, to a Schedule attached to this Agreement, references to an “Exhibit” are to an Exhibit attached to this Agreement, references to an “Article” are to an Article of this Agreement, and references to a “section” are, unless otherwise specified, to a section of this Agreement.)

Article 1. ORGANIZATION.

1.1 Formation of Limited Partnership. The Partnership is a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del. Code Ann. title 6 §§ 17-101 et seq., as amended, the “Delaware Act”) and in accordance with the further terms and provisions hereof.

1.2 Name. The name of the Partnership shall be “Hagedorn Partnership, L.P.” or such other name or names as may be selected by the General Partners from time to time with written notice given to the Limited Partners of such change, and its business shall be carried on in such name with such variations and changes as the General Partners deem necessary to comply with requirements of the jurisdictions in which the Partnership’s operations are conducted.

1.3 Purpose. The Partnership is organized for the object and purpose of engaging in any lawful act or activity which a limited partnership may engage in under Delaware law, including, but not limited to, holding the Scotts Securities, cash and other securities.

1.4 Places of Business. The Partnership shall have its principal place of business at such place or places as the General Partners may, from time to time, select. The Partnership may from time to time have such additional place or places of business within or without the State of Delaware as may be designated by the General Partners.

1.5 Registered Office and Agent in Delaware. The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

1.6 Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December in each year, or such other year required under the Code.

1.7 Powers. Subject to the provisions of sections 5.1, 11.1 and 11.2, the Partnership, and the General Partners acting on behalf of the Partnership, shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the General Partners in their sole discretion to be necessary or appropriate in furtherance of the purposes of the Partnership.

Article 2. PARTNERS.

2.1 General and Limited Partners. Immediately following the execution of the Sixth Amended and Restated Partnership Agreement, the Partnership consisted of (a) Nathan Baxter, James Hagedorn, Katherine Hagedorn Littlefield, Robert Hagedorn and Susan Hagedorn, as General Partners, and successors to such General Partners pursuant to section 10.2, and (b) the holders of limited partnership interests listed in Schedule A, and Substitute Limited Partners admitted to the Partnership pursuant to section 7.3 (collectively, the “Partners”). For the avoidance of doubt, immediately following the execution of the Fifth Amended and Restated Partnership Agreement, the term “General Partner” ceased to include Paul Hagedorn.

2.2 Liability of General Partners. Neither the General Partners nor any of their Affiliates, as well as any officer, director, stockholder, partner, employee, agent or assign of the General Partners or any of their Affiliates (collectively, the “Related Persons”) shall be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Partnership or to any Partner (or any Affiliate thereof) for any Damages asserted against or suffered or incurred by the Partnership or any Partner (or any of their respective Affiliates) arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to the management or conduct of the business and affairs of the Partnership or any of its Affiliates including, without limitation, all (i) activities in the conduct of the Partnership’s business, and (ii) activities in the conduct of other business engaged in by it (or by them) which might involve a conflict of interest vis-à-vis the Partnership or any Partner (or any of their respective Affiliates) or in which any Related Person realizes a profit or has an interest, except, in each case, Damages resulting from the acts or omissions of such Related Person which (x) were taken or omitted in bad faith, (y) constituted intentional misconduct or (z) constituted a knowing violation of law, and which in any such case have not been authorized or ratified by the Limited Partners; provided that no action or failure to act on the part of any broker or other agent of either the Partnership or the General Partners shall be deemed to be an action or failure to act, or result in liability on the part, of the General Partners or of any other Person whose liabilities are governed by this section 2.2. For purposes of this Agreement, no action or failure to act on the part of any Related Person in connection with the management or conduct of the business and affairs of such Related Person or any other Related Person and other activities of such Related Person which involve a conflict of interest with the Partnership or any Partner (or any of their respective Affiliates) or in which such Related Person realizes a profit or has an interest shall constitute, per se, bad faith, intentional misconduct or a knowing violation of law. Any Related Person may consult with counsel, accountants and other professional advisors in respect of the affairs of the Partnership and each Related Person shall be deemed not to have acted in bad faith or to have engaged in intentional misconduct with respect to any action or failure to act, and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is in accordance with the advice or opinion of such counsel, accountants or other professional advisors, except for actions or failures to act by such Related Person which constitute a knowing violation of law which in any such case has not been authorized or ratified by the Limited Partners.

2.3 Limited Liability of Limited Partners. Except as provided in section 2.4, the liability of each Limited Partner is limited to its obligation to make Capital Contributions pursuant to Article 3, which obligations are enforceable only by the Partnership and the General Partners but not by creditors of the Partnership, and nothing elsewhere set forth in this Agreement or in any other document, and nothing arising from any other transaction whatsoever between or among any or all of the Partners or the Partnership, shall have the effect of removing, diminishing or otherwise affecting such limitation.

2.4 No Obligation to Replenish Negative Capital Account. No Partner shall have any obligation at any time to contribute any funds for the purpose of replenishing any negative balance in its Capital Account.

2.5 Partnership Property; Partnership Interests. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The interests of the Partners in the Partnership shall constitute personal property.

Article 3. CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS, ALLOCATIONS.

3.1 Capital Contributions. Concurrently with the formation of the Partnership, the partners as of such date contributed Securities to the capital of the Partnership, as set forth more fully in Schedule A hereto (the “Initial Capital Contribution”). (All contributions to the capital of the Partnership, whenever made, are referred to collectively as the “Capital Contributions”). Capital Contributions consisting of property other than cash shall be deemed made in an amount equal to the Fair Market Value of such property on the date of contribution. Any additional Capital Contributions shall be made in such manner as may be specified by the General Partners.

3.2 Capital Accounts.

(a) A capital account (the “Capital Account”) shall be established and maintained for each Partner as set forth in this Article 3. Each Partner’s Capital Account as of the date of this Agreement is set forth in the books and records of the Partnership. Each Partner’s Capital Account shall be credited with (i) the Capital Contributions made to the Partnership by such Partner, (ii) such Partner’s allocable share of the Partnership’s Income (and any other items of income, gain, or credit specially allocated to the Partner under section 3.5 hereof), and (iii) the amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner, and shall be debited with (x) distributions made by the Partnership to such Partner of cash or, subject to section 4.4, other property, (y) such Partner’s allocable share of the Partnership’s Losses (and any other items of loss, expense, or deduction specially allocated to the Partner under section 3.5 hereof), and (z) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(b) Prior to the execution by the General Partners of the Third Amended and Restated Agreement of Limited Partnership, interests in the Partnership were denominated Class A, B, C, D, E, F and G limited partnership interests and Class A, B, C, D, E and F general partnership interests. The partnership interests, other than the Class G, were identical in all respects (other than the distinction, prior to the execution by the General Partners of the Third Amended and Restated Agreement of Limited Partnership, between general and limited partnership interests and other than the identity of the initial holders). Effective upon the execution by the General Partners of the Third Amended and Restated Agreement of Limited Partnership, each general partnership interest was designated a limited partnership interest of the same class as such general partnership interest. Notwithstanding such designation of general partnership interests as limited partnership interests, each Person who was a General Partner prior to such designation continued after such designation to be a General Partner. Immediately following the execution of this Sixth Amended and Restated Partnership Agreement, the General Partners comprised the following individuals, each representing the Class of Interests set forth next to such General Partner’s name:

General Partner	Class
James Hagedorn	A
Katherine Hagedorn Littlefield	B
Nathan Baxter	D
Robert Hagedorn	E
Susan Hagedorn	F

For the avoidance of doubt, class C limited partnership interests shall not be represented by a General Partner.

(c) Interests in the Partnership shall be denominated in units representing equal apportionments of such partnership interests.

3.3 Allocations to Capital Accounts.

(a) After taking into account any special allocations set forth in section 3.5, Income, if any, of the Partnership shall be allocated among the Capital Accounts of the Partners as follows:

A. Income attributable to any sale of Class Discretionary Shares shall be allocated among the Capital Accounts of the Partners in the Class that sold the related Class Discretionary Shares, pro rata in accordance with their Intra-Class Percentage Interests.

B. Subject to section 3.6, Income attributable to Scotts Securities (other than Income attributable to any sale of Class Discretionary Shares) shall be allocated among the Capital Accounts of the Partners, pro rata, in proportion to their respective Allocable Scotts Securities as of the date of such Income allocation.

C. All other Income shall be allocated among the Capital Accounts of the Partners, pro rata, in proportion to their respective Allocable Scotts Securities as of the date of such Income allocation.

(b) After taking into account any special allocations set forth in section 3.5, Losses of the Partnership shall be allocated among the Capital Accounts of the Partners, until such Capital Account balances have been reduced to zero, as follows:

A. Losses attributable to a sale, redemption, or other disposition of Class Discretionary Shares shall be allocated among the Capital Accounts of the Partners in the Class that sold, redeemed, or otherwise disposed of the related Class Discretionary Shares, pro rata in accordance with their Intra-Class Percentage Interests;

B. All other Losses shall be allocated among the Capital Accounts of the Partners, pro rata, in proportion to their respective Allocable Scotts Securities as of the date such Loss was allocated; and

C. Any Losses that would have been allocated to a Partner but for the fact that his or her Capital Account balance has been reduced to zero shall be allocated among the Capital Accounts of the other Partners in accordance with section 3.3(b)(A) or section 3.3(b)(B), as applicable.

(c) Income and Losses shall be allocated as if (i) the last day of each month of the Partnership, (ii) any date on which a distribution pursuant to section 4.3 occurs (or a Partner transfers Partnership units), and (iii) any other date as determined in the reasonable discretion of the General Partners, in each case, was treated as the last day of the fiscal year (each, a “fiscal period”).

(d) Any Substitute Limited Partner admitted to the Partnership upon an assignment of a Partnership interest pursuant to the terms of section 7.3 of this Agreement, shall, as of the date of admission, be assigned the Capital Account (or relevant portion thereof) of the transferor Partner from whom such interest was transferred for all purposes of this Agreement.

3.4 Tax Allocations. Items of income, gain, loss, deduction and credit realized by the Partnership shall, for each fiscal period, be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Income or Losses (or other items specially allocated pursuant to section 3.5) of which such items are components were allocated pursuant to section 3.3, subject, however, to any adjustment required to comply with Treasury Regulations Section 1.704-1(b). Income, gains, losses and deductions with respect to any property contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of the property to the Partnership for federal income tax purposes and its Fair Market Value at the time of contribution in accordance with Code Section 704(c) and the Treasury Regulations thereunder as amended from time to time.

3.5 Special Allocations.

(a) Notwithstanding any other provision of this Agreement, appropriate adjustments shall be made to the allocations to the extent required to comply with the “qualified income offset”, “minimum gain chargeback”, “partner nonrecourse debt minimum gain chargeback”, “nonrecourse deductions”, “partner nonrecourse deductions”, and “excess nonrecourse liabilities” rules of the Treasury Regulations promulgated pursuant to Section 704(b) of the Code.

(b) Any other provision set forth in this Article 3 to the contrary notwithstanding, no item of deduction or loss shall be allocated to a Partner to the extent that such allocation would cause a negative balance in such Partner’s Capital Accounts (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Partner would be required to restore to the Partnership. In the event that some but not all of the Partners would have such excess Capital Account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this section 3.5(a) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible deduction or loss to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(c) If any Partner has a deficit Capital Account at the end of any fiscal period that is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and (ii) adjustments required pursuant to Sections 1.704-1(b)(2)(ii)(d)(4)-(6) of the Treasury Regulations, each such Partner shall be specially allocated items of Income in the amount of such excess as quickly as possible; provided that an allocation pursuant to this section 3.5(c) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this section 3.5 have been made as if the “qualified income offset” provision and this section 3.3(c) were not in this Agreement.

(d) Income (other than any Income described in section 3.3(a)(A)) shall be allocated to the Partners to whom Losses were allocated pursuant to section 3.3(b)(C) to the extent of those Losses.

(e) The allocations set forth in section 3.5(a) through section 3.5(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this section 3.5(e). Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the Partnership shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to section 3.3. In exercising its discretion under this section 3.5(e), the Partnership shall take into account future Regulatory Allocations pursuant to the “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions under section 3.5(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under the “nonrecourse deduction” and “partner nonrecourse deduction” provisions under section 3.5(a).

3.6 Special Corrective Allocations.

(a) In prior years, certain Partners were over-allocated taxable dividend income from Scotts Securities (such Partners, “downward adjustment Partners”), and certain Partners were under-allocated taxable dividend income from Scotts Securities

(such Partners, “upward adjustment Partners”). The purpose of this section 3.6 is to correct those misallocations over a five-year period to the greatest extent possible from available Income from Scotts Securities (other than Income attributable to any sale of Class Discretionary Shares) (such non-excluded income, the “Reallocation Income”), and should be interpreted consistently with this intent.

(b) Notwithstanding anything to the contrary in section 3.3, in each year, the allocations of Income that would have been made pursuant to section 3.3(a)(B) shall be tentative and shall be adjusted by this section 3.6. More specifically, in each year, the Reallocation Income that would have been allocated to:

A. a downward adjustment Partner shall be reduced (but not below zero) by the sum of such Partner’s (x) negative annual corrective allocation (as set forth in Schedule E), and (y) negative annual corrective allocation carryforward (if any), as described in section 3.6(c); and

B. an upward adjustment Partner shall be increased by the sum of such Partner’s (x) positive annual corrective allocation (as set forth in Schedule E), and (y) positive annual corrective allocation carryforward (if any), as described in section 3.6(c).

Notwithstanding the foregoing, no adjustments to Reallocation Income pursuant to this section 3.6 shall be made in excess of (x) a downward adjustment Partner’s aggregate negative corrective allocation, and (y) an upward adjustment Partner’s aggregate positive corrective allocation, in each case, as set forth in Schedule E.

(c) If any downward adjustment Partner’s negative annual corrective allocation (plus any negative annual corrective allocation carryforward, if any) exceeds the Reallocation Income that would have been allocated to such Partner absent this section 3.6, then any such excess shall be carried forward to future years (such excess, the “negative annual corrective allocation carryforward”). If any upward adjustment Partner’s positive annual corrective allocation (plus any positive annual corrective allocation carryforward, if any) exceeds its proportionate share of the aggregate negative annual corrective allocations made to all Partners, then any such excess shall be carried forward to future years (such excess, the “positive annual corrective allocation carryforward”).

(d) The adjustments described in section 3.6(b) may be accelerated in the reasonable discretion of the General Partners.

Article 4. DISTRIBUTIONS.

4.1 No Right to Withdraw. No Partner shall have the right to withdraw or demand distributions of any amount in its Capital Account, except as expressly provided in this Article 4.

4.2 Liquidating Distributions. Distributions made in connection with the termination and dissolution of the Partnership shall be made in accordance with section 9.2.

4.3 Distributions. Subject to section 4.4, the General Partners shall cause the Partnership to make distributions as follows:

(a) Net Proceeds from the sale of any Class Discretionary Shares shall be distributed among the Partners in the Class that sold the related Class Discretionary Shares, pro rata in accordance with their Intra-Class Percentage Interests, but not in excess of each such Partner’s Capital Account.

(b) Available Cash, to the extent attributable to Scotts Securities (other than the sale of Class Discretionary Shares (other than by operation of section 4.3(e))), will be distributed among the Partners as follows:

A. First, to Deferred Partners in respect of specific Deferred Amounts in the order in which they became Deferred Partners in respect of such Deferred Amounts until they have received distributions equal to their respective Catch-up Amounts attributable to such Deferred Amounts, and, with respect to Deferred Partners whose Deferred Amounts arose contemporaneously, pro rata in accordance with such Deferred Amounts; and

B. Second, among the Partners, pro rata, in proportion to their respective Allocable Scotts Securities (as of the date that Income was distributed);

but not in excess of each such Partner’s Capital Account.

(c) All other Available Cash will be distributed among the Partners, pro rata, in proportion to their respective Capital Account balances as of the date such Available Cash is distributed, but not in excess of each such Partner’s Capital Account.

(d) Any Partner may, at its option by notice to the General Partners, elect to forego all or any portion of any distribution provided by this section 4.3. For the avoidance of doubt, in such case, the portion of any distribution so forgone shall not reduce that Partner’s Capital Account.

(e) If, as a result of the limitation on distributions in excess of a Partner’s Capital Account, the Partnership is prohibited from making distributions to a Partner pursuant to this section 4.3 (the “Deferred Partner”), the undistributed amounts (the “Deferred Amount”) shall be identified in the books and records of the Partnership, treated as Available Cash, and distributed to the other Partners pursuant to section 4.3(b). If and to the extent that limitation no longer applies, beginning on the next distribution date, the Partnership shall make distributions to the Deferred Partner pursuant to section 4.3(b)(B) until the Deferred Partner has received an amount sufficient to provide the Deferred Partner with aggregate distributions pursuant to this section 4.3 as if the limitation on distributions in excess of a Partner’s Capital Account had not applied (the “Catch-up Amount”). For the avoidance of doubt, no Deferred Partner will be entitled to interest or any additional amounts in respect of the distribution of the Catch-up Amount. The limitation against distributing Available Cash attributable to a Class Discretionary Share in section 4.3(b) shall not apply to the distribution described in the second sentence of this section 4.3(e).

4.4 Distributions in Kind. Any property other than cash that is distributed pursuant to the determination of the General Partners, in their sole discretion, shall be deemed to be sold for such property’s Fair Market Value (net of any liabilities secured by such property that the recipient Partners are considered to assume or take subject to under Section 752 of the Code). Any gain or loss associated with such deemed sale shall be included in determining Income or Expenses for the applicable fiscal period specified in section 3.3(c). Any such distributions shall be made after giving effect to the allocations required by section 3.3, adjustments to Capital Accounts in respect of distributions of such property shall reflect such Fair Market Value and all such distributions shall be made in the same respective proportions as distributions would at the time be made pursuant to sections 4.3(a) or 9.2(c) as if the net proceeds deemed realized in any deemed sale were “Net Proceeds” or “Available Cash”, as appropriate. The Partnership shall not distribute any property if the fair value of the distribution would exceed the recipient Partner’s Capital Account.

4.5 [Reserved].

4.6 Restrictions on Distributions. The foregoing provisions of this Article 4 to the contrary notwithstanding, no distribution shall be made (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law or rule, regulation, order or directive of any Governmental Authority then applicable to the Partnership, (b) to the extent that the General Partners, in their sole discretion, determine that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise, or (c) to the extent that the General Partners, in their sole discretion, determine that the cash available to the Partnership is insufficient to permit such distribution.

Article 5. MANAGEMENT.

5.1 Management by General Partners. The Partnership shall be managed exclusively by the General Partners. No Limited Partner, in its capacity as a Limited Partner, shall take part in the control of the business of the Partnership, nor shall any Limited Partner, in its capacity as a Limited Partner, have any right or authority to act for or bind the Partnership. The General Partners shall cause the Partnership to retain such professionals and other advisors as the General Partners deem necessary and proper, including hiring an accountant to assist with the maintenance of books and other matters contemplated by sections 6.1 and 6.2.

5.2 Third Party Reliance. Third parties dealing with the Partnership are entitled to rely conclusively upon the authority of the General Partners as set forth in this Agreement.

5.3 Other Activities of Partners; Protected Information.

(a) Any Partner may engage independently or with others in other business ventures of every nature and description. Neither the Partnership nor any other Partners shall have any rights or obligations in and to such independent ventures or the income or profits derived therefrom.

(b) Nothing contained in this Agreement shall be deemed to prohibit or restrict any Related Person from engaging in or pursuing, directly or indirectly, any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the business of the Partnership or otherwise, including, without limitation, purchasing, selling or holding Securities for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such Securities are also purchased, sold or held for the account of the Partnership, provided that the Partners may not buy, sell, or otherwise engage in any transactions involving Securities of Scotts for their personal accounts, (i) without the consent of the General Partners, such consent not to be unreasonably withheld, and (ii) except that the Partners who are employees or directors of Scotts may receive options to purchase Securities of Scotts or other equity awards that are based on Securities of Scotts, may hold such options and other awards, may exercise such options and hold or sell the stock issued in respect of such exercises or awards, subject, in each case, to applicable securities laws and consultation with counsel to the Partnership (at the expense of the Partnership) so that the Partnership and the Partners are not deemed in violation of securities laws. The Partners acknowledge that any non-public information they receive regarding Scotts is confidential and shall not disclose such information to any third parties. Each Partner shall vote all Scotts Securities held by such Partner as directed by the General Partners.

(c) For the avoidance of doubt, any individual who is, or at any time was, employed by, a consultant to, or an independent contractor or member of the board of directors of, Scotts shall be eligible to be a General Partner.

(d) No Partner shall disclose information of, or pertaining to, the Partnership, including, without limitation, information about the Partnership’s operations, income, expenses, distributions, and financial condition, and information about other individual Partners’ holdings, distributions, capital accounts, and similar matters, in each case, whether such information was transmitted to or accessible by a Partner orally, electronically, in writing or otherwise (collectively, “Protected Information”), except pursuant to and in accordance with the following provisions of this section 5.3(d). “Protected Information” does not include information that (i) was provided to a Partner for purposes of preparing such Partner’s tax returns, (ii) relates specifically to the holdings, distributions, allocations of income and loss, and capital account of such Partner, or (iii) is or becomes generally available to or known by the public other than as a result of disclosure in violation of this section 5.3(d). A Partner may disclose Protected Information:

A. to such Partner’s accountants, attorneys or other professional advisors or consultants and any Person who is a spouse or former spouse of such Partner, a lineal descendant (whether by blood or adoption) of such Partner or of such Partner’s spouse or former spouse, or a spouse, former spouse or lineal descendant (whether by blood or adoption) of any such lineal descendant; provided that, in any such case described in this clause (A) such Partner shall have informed such recipient (“Recipient”) of the terms of this section 5.3(d) and directed such Recipient to comply with such terms. In all events, a Partner will be responsible for any breach of the terms of this section (d) by any of such Partner’s Recipients;

B. to any other Partners;

C. to any governmental, regulatory or tax authorities; or

D. to the extent such disclosure is reasonably necessary for purposes of instituting, defending or participating in any actual or threatened legal or administrative proceedings, or if such Partner or any of such Partner’s Recipients is requested or required by applicable law, regulation or rules, requirements of any securities exchange, or legal, administrative or judicial process (including by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process); provided that, in any such case described in this clause (D), such Partner shall provide the Partnership with prompt prior written notice of such disclosure and, if requested by the Partnership, take reasonable steps to prevent Protected Information from becoming publicly accessible. Each Partner acknowledges that money damages may be an inadequate remedy for breach of this section 5.3(d) because of the difficulty of ascertaining the amount of damage that will be suffered in the event this section 5.3(d) is breached. Therefore, each Partner acknowledges that the Partnership may seek equitable relief, including an injunction and specific performance in the event of any breach of this section 5.3(d) by such Partner or any of such Partner’s Recipients, in addition to all other remedies available to the Partnership at law or in equity.

5.4 Certain Filings. A certificate of limited partnership of the Partnership was filed on May 1, 1995 with the Secretary of State of the State of Delaware. The General Partners are hereby authorized to execute, acknowledge, file and cause to be published, as appropriate, to execute or cause to be executed all other instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the General Partners in their sole discretion to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited partnership in the State of Delaware and all other jurisdictions where the Partnership does or shall desire to conduct its business.

5.5 Expenses. The Partnership shall pay all expenses relating to its existence, administration and business, including, without limitation: (a) any expenses incurred in connection with the organization of the Partnership, (b) all ordinary out-of-pocket costs relating to the investigation or development of Partnership investment opportunities, whether or not any such investment is made, (c) all ordinary day-to-day expenses of the General Partners incurred in the performance of duties on behalf of the Partnership, including attorneys’ fees, auditors’ fees, other professional fees, and the compensation and personnel expenses of its employees, (d) ordinary administrative expenses of the Partnership, including, without limitation, attorneys’ fees, auditors’ fees, other professional fees and the costs and expenses of meetings and reports held or prepared and provided pursuant to Article 6, (e) all extraordinary expenses, including, without limitation, expenses arising from or relating to litigation, investigations, proceedings, judgments, settlements, the indemnities provided for in Article 8, governmental or regulatory inquiries, or public relations undertakings, and (f) expenses incurred in connection with Partnership investments that are properly treated as capital items.

5.6 General Partner Representative. A General Partner may be represented (including the right to vote on behalf of such General Partner), at any time, and from time to time, by (a) a Family Member of an Original General Partner, (b) by one of the other General Partners, or (c) any other individual who is approved by the General Partners in accordance with section 5.7(a), provided, in any such case, written notice of such representation, in the form of Exhibit 1, is provided to the Chair of the Partnership by the General Partner who desires to be represented at least two days prior to the time such General Partner desires such representative to act for the General Partner. The foregoing prior notice requirement may be waived by the Chair, in the Chair’s discretion, or by vote of the General Partners.

5.7 Voting; Proxies.

(a) Each General Partner shall be entitled to one vote on all partnership matters that are subject to the vote, consent, approval, or ratification of the General Partners, and, unless otherwise required, the affirmative vote of not less than three-fifths of the total votes entitled to be cast by the General Partners shall be the act of the General Partners.

(b) The following actions shall require the affirmative vote of not less than four-fifths of the total votes entitled to be cast by the General Partners:

A. (x) Sales of Scotts Securities other than pursuant to section 13.1(a)(i), (y) distributions of Scotts Securities, or (z) voting of the Partnership’s shares of Scotts Common Stock with respect to any transaction, which, in the case of clause (x) or (y) or (z), would result in the Partnership holding less than 17% of the then outstanding voting power in Scotts;

B. Transfers of Partnership interests, except as provided in section 7.1(a), below;

C. The amendment of this Agreement;

D. The termination of this Agreement, except as provided in section 9.1(b), below;

E. Amendments, consents or waivers under the Merger Agreement;

F. Approval of an individual to succeed a General Partner, if such approval is required pursuant to section 10.2(a); and

G. Approval of an individual to succeed a Class C Representative, if such approval is required pursuant to section 10.2(a).

(c) The affirmative vote referred to in sections 5.7(a) and 5.7(b) may be cast at a meeting of the General Partners or set forth in a writing signed by General Partners holding the number of votes required pursuant to 5.7(a) or 5.7(b), as applicable.

(d) No Partner may grant an irrevocable proxy with respect to its Partnership interests or authorize more than one Person at a time to act as such Partner’s proxy. A proxy granted by a General Partner shall have no force or effect at any time during which a representative of that General Partner is authorized to act as representative pursuant to section 5.6.

5.8 Meetings. The General Partners shall meet at least once in every year, and such meeting shall be held on a date and in a place to be determined by the General Partners. Meetings of General Partners may also be held if so called by any two General Partners on at least ten days’ notice to the other General Partners. Meetings of General Partners may be conducted by means of conference telephone or similar communications equipment enabling all persons participating in the meeting to hear each other.

5.9 Chair.

(a) The chair of the Partnership (the “Chair”) shall be a General Partner elected to such position by the General Partners for a two-year term and until a successor (which may be the then-sitting Chair) is elected. The term of a sitting Chair may be terminated by the General Partners prior to its expiration.

(b) The Chair shall be responsible to the General Partners for overseeing the affairs of the Partnership. Without limiting the generality of the immediately preceding sentence, the Chair shall have authority to:

A. preside at, and set the agenda for meetings of the General Partners and meetings of the Limited Partners;

B. oversee the operations of the Partnership office and its personnel;

C. take such actions and make such determinations as are provided for in Article 13;

D. vote the Partnership’s shares of Scotts Common Stock, subject to obtaining the approval of the General Partners in accordance with section 5.7(a) or 5.7(b), as applicable, with respect to such vote;

E. negotiate the terms of any and all credit facilities, subject to obtaining the approval of the General Partners in accordance with section 5.7(a) with respect to any increase in the aggregate amount of credit available to the Partnership under all such facilities;

F. oversee the preparation of, and execute, required reports to governmental authorities;

G. act as the Shareholder Representative pursuant to section 6.4 and the Merger Agreement;

H. act as, or designate, the Partnership Representative; and

I. oversee such other Partnership matters as the General Partners may from time to time require.

Article 6. BOOKS OF ACCOUNT, RECORDS AND REPORTS.

6.1 Maintenance of Books and Records, Etc. The Partnership shall maintain books and records on the basis utilized in preparing the Partnership’s federal income tax return, incorporating the accrual or cash method of accounting, as the General Partners may in their sole discretion determine to be in the best interest of the Partnership, and such other records as may be required in connection with the preparation and filing of the Partnership’s federal and state income tax returns or other tax returns or reports, including, without limitation, the records reflecting the Capital Accounts and allocations thereto specified in Article 3. All such books and records shall at all times be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during normal business hours upon three Business Days’ prior written notice. The

Partnership shall promptly furnish a list of names and addresses of all Partners to any Partner who requests such a list in writing for any proper purpose. The General Partners shall be entitled to make any elections for tax purposes, including the election under Section 754 of the Code, as the General Partners may in their sole discretion determine to be in the best interest of the Partnership. The General Partners shall cause to be duly prepared and distributed to the General Partners quarterly reports as to the Partnership’s financial condition and results of operation.

6.2 Federal, State and Local Income Tax Information.

(a) The General Partners shall duly and promptly prepare (or cause to be prepared) and distribute to the Partners, a Schedule K-1 and such Partnership tax information as the General Partners reasonably believe shall be necessary for the preparation by such Person of his federal, state and local income tax returns. Such information shall include a statement showing such Person’s share of distributions, income, gain, loss, deductions and credits and other relevant fiscal items of the Partnership for such fiscal year.

(b) The determinations of the General Partners with respect to the treatment of any item or its allocation for federal, state or local tax purposes will be binding upon all of the Partners so long as such determination shall not be inconsistent with any express term hereof. Each Partner agrees to file its U.S. federal, state, and local income tax returns in a manner consistent with the determinations of the General Partners and the reports provided by the Partnership to that Partner, and shall take no action inconsistent with the foregoing, except as required by a determination under section 1313(a) of the Code.

6.3 Permitted Advisors. Each General Partner may bring one financial, legal or other advisor to Partnership meetings, subject to such reasonable limitations as the General Partners may from time to time agree.

6.4 Shareholders Representative. For so long as the Merger Agreement requires or permits the Shareholders (as such term is defined therein) to designate a Shareholders Representative (as such term is defined therein), the Chair shall act as such Shareholders Representative. It shall be the duty of the Shareholders Representative to communicate faithfully and accurately the decisions and instructions of the Partnership to Scotts and to consult regularly with the General Partners on all matters relating to Scotts which require the Shareholders Representative to communicate with Scotts on behalf of the Partnership. No General Partner who is not also the Shareholders Representative shall communicate to Scotts officially on behalf of the Partnership.

Article 7. TRANSFER OF PARTNERSHIP INTERESTS; SUBSTITUTE LIMITED PARTNERS.

7.1 General.

(a) Each Partner may, during his or her lifetime, transfer any or all of such Partner’s limited partnership interests to Permitted Transferees without the consent of the General Partners. A “Permitted Transferee” is (i) a Family Member of an Original General Partner, (ii) a charity that qualifies under Section 501(c)(3) of the Code, or (iii) a trust that is solely for the benefit of an Original General Partner and/or one or more Family Members of such Original General Partner, and/or a charity that qualifies under Section 501(c)(3) of the Code. For purposes of this section 7.1 “transfer” shall include pledges, hypothecations, and other transfers of any interests in Partnership interests.

(b) If more than one-half in aggregate of any Class of Interests shall be transferred to a charity during any period of time that such charity is not a GP Charity, the General Partner, if any, representing such class shall cease to be a General Partner, and this Agreement shall be appropriately modified. “GP Charity” shall mean a charity that (i) qualifies under Section 501(c)(3) of the Code, and (ii) is controlled by an Original General Partner or one or more Family Members of an Original General Partner; and “control” shall mean possession personally of exclusive power to direct the policies, operations and management of the charity, including the power to direct the disposition of all charity assets and the voting of all securities held by the charity.

(c) All transferees of limited partnership interests shall agree to be bound by this Agreement.

(d) Except as provided in section 7.1(a), no Partner may sell, transfer, assign, grant an economic interest in, gift, exchange or otherwise dispose of or encumber, in each case, directly or indirectly (each, an “Assignment”) all or any part of such Partner’s interest in the Partnership (whether voluntarily, involuntarily or by operation of law) to any Person (each an “Assignee”) without the prior written consent of the General Partners, the granting or denial of which shall be in the sole and absolute discretion of the General Partners. Each Limited Partner and each Assignee hereby agrees that it will not effect any Assignment of all or any part of its interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the General Partners to violate the Securities Act, the Securities Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any Governmental Authority.

(e) In the event of an Assignment of a limited partnership interest, the various items of Partnership income, gain, deduction, loss, credit and allowance shall be allocated between the transferor and the transferee in the ratio of the number of days in the fiscal year in which such Assignment occurred before and after the Assignment, or any other permitted manner as determined by the General Partners.

(f) Each transferee of a limited partnership interest, to the extent required by applicable law, shall deduct and withhold from the consideration otherwise due to the transferring Partner in respect of such transfer any taxes required to be withheld by the transferee, including pursuant to Section 1446(f) of the Code. If the transferee fails to do so, the Partnership may deduct such taxes (plus any applicable interest and penalties) from amounts otherwise attributable to the transferee. The transferring Partner and the transferee shall provide the Partnership such forms, documentation, proof of payment, and other certifications as reasonably required by the Chair to determine that the transferring Partner and the transferee have complied with Section 1446(f) of the Code (ignoring for this purpose Section 1446(f)(4) of the Code), and any similar provision of state, local or non-U.S. law, and the transferring Partner and the transferee shall be jointly and severally liable for any and all tax liability under Section 1446(f) of the Code incurred by the Partnership in connection with such Transfer.

(g) A transferee of a limited partnership interest will succeed to the corrective allocations described in section 3.6 (whether positive or negative) associated with the transferred limited partnership interest (or portion thereof).

7.2 Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of Limited Partner. The retirement, withdrawal, bankruptcy, dissolution, death, incapacity or adjudication of incompetency of a Limited Partner shall not dissolve the Partnership, and the Partnership shall continue in a reconstituted form if necessary, without any action on the part of the remaining Partners. The trustee, executor, administrator, committee or guardian of the Limited Partner or of the Limited Partner’s estate, as the case may be, shall have all the rights of the Limited Partner for the purpose of settling or managing the estate and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or part of the Limited Partner’s interest in the Partnership; provided that any such trustee, executor, administrator, committee or guardian shall become a Substitute Limited Partner only upon compliance with the provisions of section 7.3.

7.3 Substitute Limited Partners. No Assignee of all or any part of an interest of a Limited Partner in the Partnership shall be admitted to the Partnership as a substitute Limited Partner (a “Substitute Limited Partner”) unless and until (a) the General Partners have consented in writing to such admission (the granting or denial of which shall be in the sole and absolute discretion of the General Partners), except as otherwise provided in section 7.1(a); (b) the Assignee has executed a counterpart of this Agreement (as then modified or amended from time to time) and such other instruments as the General Partners may reasonably deem necessary to confirm the undertaking of the Assignee to be bound by all the terms and provisions of this Agreement; and (c) the Assignee has undertaken in writing to pay all expenses incurred by the Partnership in connection with such assignment and substitution. Unless and until an Assignee of a Partnership interest becomes a Substitute Limited Partner, such Assignee shall not be entitled to exercise any vote or consent with respect to such Partnership interest.

Article 8. INDEMNIFICATION OF GENERAL PARTNERS.

8.1 In General.

(a) The Partnership shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the General Partners; their Affiliates, partners, employees, agents and assigns of any of the General Partners; any of their respective Affiliates; and any Person acting in its capacity as the Partnership Representative (the “Indemnitees”), and the Partnership and each Limited Partner shall release each Indemnitee, to the fullest extent permitted by law, from and against any and all Damages, including, without limitation, Damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not an Indemnitee is or may be a party thereto, which, in the judgment of the General Partners, arise out of, relate to or are in connection with the management or conduct of the business or affairs of the General Partners, the Partnership, or any of their respective Affiliates (including, without limitation, actions taken or not taken by any Indemnitee); provided, however, that the Partnership shall have no obligation under this section 8.1 in respect of any such Damages that are found by a court of competent jurisdiction to have resulted primarily from the bad faith, intentional misconduct or knowing violation of law of the Person seeking indemnification, which, in any such case, has not been authorized or ratified by the Limited Partners; provided, further, that no action or failure to act on the part of any broker or other agent of the Partnership or the General Partners shall be deemed to be an action or a failure to act, or result in liability on the part of, any Indemnitee. Any attorneys’ fees and expenses shall be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification with respect thereto.

(b) The termination of any proceeding by settlement shall not be deemed to create a presumption that the Indemnitee acted in a manner which constituted bad faith, intentional misconduct or a knowing violation of law. The indemnification provisions of this section 8.1 may be asserted and enforced by, and shall be for the benefit of, each Indemnitee, and each Indemnitee is hereby specifically empowered to assert and enforce such right. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

(c) All judgments against an Indemnitee wherein the General Partners are entitled to indemnification must first be satisfied from Partnership assets before the General Partners are responsible for these obligations.

(d) To the extent that insurance from third parties has been obtained and is available in respect of any item which an Indemnitee may recover under this section 8.1, the General Partners shall use their best efforts to have such items paid out of the proceeds of such insurance rather than having the Partnership make any payments pursuant to the indemnification obligations contained herein; provided that if such proceeds are not readily available, the General Partners may in their sole discretion cause the Partnership to pay such items, in which event the Partnership will be entitled to reimbursement therefor out of the proceeds of such insurance when and if obtained and, in any event, the Partnership shall pay all costs associated with obtaining reimbursement from such proceeds of insurance. The General Partners may (but shall not be obligated to) obtain or cause the Partnership to obtain, at the expense of the Partnership, insurance against any items whether or not the Partnership would, pursuant to this section 8.1, be required to indemnify any Indemnitee in respect thereof.

(e) If for any reason the indemnity provided for in sections 8.1(a) - (d) and to which an Indemnitee is otherwise entitled is unavailable to such Indemnitee in respect of any Damages, then the Partnership, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Damages in the proportion the total capital of the Partnership (exclusive of the balance in the Indemnitee’s Capital Account (which, for purposes of this section 8.1(e) in the case of an Indemnitee which is not a General Partner, shall mean the General Partners’ Capital Accounts if the Indemnitee is an Affiliate thereof)) bears to the total capital of the Partnership (including the balance in the Indemnitee’s Capital Account), which contribution shall be treated as an expense of the Partnership.

(f) Any provision of this Agreement to the contrary notwithstanding, the provisions of this section 8.1 shall survive the termination of this Agreement and the dissolution of the Partnership.

8.2 Not Liable for Return of Capital. Neither the General Partners nor any Affiliate, partner, employee or agent of the General Partners or of any such Person shall be personally liable for the return of the Capital Contributions of any Limited Partner or any portion thereof or interest thereon, and such return shall be made solely from available Partnership assets, if any.

Article 9. DURATION AND TERMINATION OF THE PARTNERSHIP.

9.1 Term. The existence of the Partnership shall commence on the date of the filing of a certificate of limited partnership pursuant to this Agreement and the Delaware

Act (the “Filing Date”) and shall continue until the first to occur of the following events (an “Event of Termination”):

(a) the consent in writing, given within 90 days after a Disabling Event with respect to a General Partner, of the remaining General Partners to the dissolution and winding up of the operations of the Partnership, as provided in section 10.1; or

(b) a determination by four of the five General Partners in their sole discretion to terminate the Partnership for any reason, provided that during the period of sixty days beginning September 1 (the “Notice Period”) preceding the twenty-year anniversary of the Filing Date and during the Notice Period preceding every seven-year anniversary of the Filing Date thereafter, three of the five General Partners may determine to terminate the Partnership, in which case the Event of Termination shall occur on the respective anniversary of the Filing Date which follows such Notice Period.

9.2 Winding-Up. Upon the occurrence of an Event of Termination, the Partnership shall be dissolved and wound up. In connection with the dissolution and winding-up of the Partnership, the General Partners or, if there are no General Partners, a liquidator or other representative (a “Representative”) appointed by the Limited Partners shall proceed with the sale or liquidation of all of the assets of the Partnership (including the conversion to cash or cash equivalents of its notes or accounts receivable) in a manner reasonably calculated to maximize value and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a) first, to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership) and the expenses of liquidation, in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors and of such expenses of liquidation (such amounts to be allocated among the Partners, in the manner set forth in section 3.3);

(b) second, to the establishment of any reserve which the General Partners or the Representative, as the case may be, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (such reserve may be paid over by the General Partners or the Representative to an escrow agent acceptable to the General Partners or the Representative, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the General Partners or the Representative for distribution of the balance, in the manner hereinafter provided in this section 9.2) (such amounts to be allocated among the Partners, in the manner set forth in section 3.3); and

(c) third, after the payment (or the provision for payment) of all debts, liabilities and obligations of the Partnership in accordance with clauses (a) and (b) above,

to the Partners or their legal representatives, pro rata in proportion to their respective Capital Accounts.

9.3 Distributions in Cash or in Kind. Upon dissolution, the General Partners or the Representative, as the case may be, may at their or its discretion, as the case may be, (a) liquidate all or a portion of the Partnership assets and apply the proceeds of such liquidation in the manner set forth in section 9.2 or (b) hire independent appraisers to appraise the value of Partnership assets not sold or otherwise disposed of (the cost of such appraisal to be considered a debt of the Partnership) or determine the Fair Market Value of such assets, and allocate any unrealized gain or loss determined by such valuation to the Partner’s respective Capital Accounts as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in the manner set forth in section 9.2; provided that the General Partners or Representative shall in good faith attempt to liquidate sufficient Partnership assets to satisfy in cash the debts and liabilities described in section 9.2.

9.4 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partners or Representative to minimize the losses attendant upon such liquidation.

9.5 Termination. Upon compliance with the foregoing distribution plan, the Partnership shall cease to be such, and the General Partners or Representative shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware a certificate of termination of the Partnership pursuant to the power of attorney contained in Article 13.

Article 10. RETIREMENT, ETC. OF GENERAL PARTNERS.

10.1 Effect of Retirement, Withdrawal, Bankruptcy, Death, Etc. of the General Partners. In the event of the retirement, Prohibited Withdrawal, bankruptcy, death, dissolution, liquidation or adjudication of incompetency (which term shall include, but not be limited to, insanity) (a “Disabling Event”) of any General Partner, the Partnership shall not be dissolved and wound up as provided in section 9.2 unless within 90 days 100% of the remaining General Partners consent in writing to the dissolution and winding up of the operations of the Partnership.

10.2 Successors to General Partners.

(a) No General Partner shall resign or withdraw from the Partnership as a General Partner unless and until another individual succeeds such General Partner as General Partner with respect to the resigning or withdrawing General Partner’s Class of Interest in accordance with this section 10.2. A withdrawal from the Partnership which is effected in compliance with this section 10.2 is referred to herein as a “Permitted Withdrawal.”

(b) No Person may succeed a General Partner unless such Person (i) is a Family Member of an Original General Partner, or (ii) is approved by the General Partners in accordance with section 5.7(b).

(c) At any time, a General Partner may, subject to the immediately preceding section 10.2(a), designate an individual to succeed such General Partner immediately, at a future calendar date, or upon the death or adjudication or certification of incompetency of the General Partner. Such designation may be made only in writing, either pursuant to a written notice given to the Chair of the Partnership in the form of Exhibit 2 hereto, or pursuant to the General Partner’s last will and testament (in either case, a “Designation”). If the individual designated by the General Partner to succeed such General Partner is not a Family Member of an Original General Partner, the General Partners shall have no obligation to consider such designee for approval until such succession is to become effective pursuant to the terms of the Designation. If a General Partner has made conflicting Designations, the Designation executed on the latest date shall govern.

(d) In the event

A. a General Partner fails to make a Designation prior to her or his death or adjudication or certification of incompetency; or

B. a General Partner has died or been adjudicated or certified incompetent, and such General Partner’s Designation of an individual who is not a Family Member of an Original General Partner has not been approved by the General Partners, as required pursuant to section 10.2(a), either before or after the General Partner’s death or adjudication or certification of incompetency; or

C. a General Partner has died or been adjudicated or certified incompetent, but the individual designated by such General Partner is either unable or unwilling to serve as General Partner;

then, in any such case, a majority in interest of the Class of Interests formerly represented by the General Partner shall be entitled to designate, by a written notice given to the Chair of the Partnership, an individual to succeed such General Partner, provided that, if such designee is not a Family Member of an Original General Partner, such designee must be approved by the General Partners in accordance with section 5.7(b). For the avoidance of doubt, any Designation made by Paul Hagedorn has and shall have no force or effect.

10.3 Termination of Representation and Proxy. When an individual succeeds a General Partner in accordance with section 10.2 (such General Partner, a “Predecessor GP”), any appointment of a representative of such Predecessor GP pursuant to section 5.6, and any proxy given by such Predecessor GP pursuant to section 5.7(c) shall cease to have any force or effect.

10.4 Successor to Class C Representative.

(a) No Person may succeed the Class C Representative unless such Person (i) is a Family Member of an Original General Partner, or (ii) is approved by the General Partners in accordance with section 5.7(b).

(b) At any time, the Class C Representative may designate an individual to succeed him or her immediately, at a future calendar date, or upon the death or adjudication or certification of incompetency of the Class C Representative. Such designation may be made only in writing, either pursuant to a written notice given to the Chair of the Partnership in the form of Exhibit 2A hereto, or pursuant to the last will and testament of the Class C Representative (in either case, a “Class C Representative Designation”). If the individual designated by the Class C Representative to succeed him or her is not a Family Member of an Original General Partner, the General Partners shall have no obligation to consider such designee for approval until such succession is to become effective pursuant to the terms of the Class C Representative Designation. If a Class C Representative has made conflicting Class C Representative Designations, the Class C Representative Designation executed on the latest date shall govern.

(c) In the event

A. the Class C Representative fails to make a Class C Representative Designation prior to his or her death or adjudication or certification of incompetency; or

B. the Class C Representative has died or been adjudicated or certified incompetent, and his or her Class C Representative Designation of an individual who is not a Family Member of an Original General Partner has not been approved by the General Partners, as required pursuant to section 10.4(a), either before or after the death or adjudication or certification of incompetency of the Class C Representative; or

C. the Class C Representative has died or been adjudicated or certified incompetent, but the individual designated by the Class C Representative is either unable or unwilling to serve as the Class C Representative;

then, in any such case, a majority in interest of the Class C partnership interests shall be entitled to designate, by a written notice given to the Chair of the Partnership, an individual to succeed the Class C Representative, provided that, if such designee is not a Family Member of an Original Class C Representative, such designee must be approved by the General Partners in accordance with section 5.7(b).

Article 11. AMENDMENTS.

11.1 Approval of Amendments. This Agreement may be modified or amended only with the approval of the General Partners in accordance with the vote requirement of section 5.7(b) hereof; provided, however, and notwithstanding section 5.7(b), Schedule D may be modified or amended with the approval of the General Partners in accordance with the vote requirement of section 5.7(a).

11.2 Amendments by General Partners. The General Partners shall have the authority to amend or modify this Agreement in accordance with the vote requirement of section 5.7(b) (or, in the case of Schedule D, section 5.7(a)) to the full extent permitted by law without any vote or other action by the other Partners.

Article 12. DEFINITIONS; ACCOUNTING TERMS.

12.1 Definitions. As used herein the following terms shall have the following respective meanings:

“Advisor Recipient”: as defined in section 5.3(d)

“Advisors”: the Partnership’s legal and financial advisors.

“Affiliate”: - with reference to any Person, any trust for the benefit of such Person or, in the case of any trust, a beneficiary of such trust, a spouse of such Person, any relative (by blood, adoption or marriage) of such Person within the third degree, any director, general partner, officer or employee of such Person, any other Person of which such Person is a member, director, officer or employee, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and any director, general partner, officer, employee, agent or legal representative of any of the foregoing.

“Agreement”: as defined in the recitals.

“Allocable Scotts Securities”: in respect of each Partner, the sum of the number of (i) unsold Class Discretionary Shares allocable to that Partner, and (ii) any Scotts Securities (other than Class Discretionary Shares) that are held by the Partnership and allocable to that Partner as determined by the good faith discretion of the Chair.

“Assignee”: as defined in section 7.1(d).

“Assignment”: as defined in section 7.1(d).

“Available Cash”: available cash of the Partnership, after allowance for all reasonable costs and expenses and for such reasonable reserves as the Chair may determine (which reserves shall, to the extent reasonably possible, be drawn from the category of Income to which any such reserve relates).

“Borrower”: as defined in Exhibit 4.

“Business Day”: any day excluding a Saturday, a Sunday and any other day on which banks are required or authorized to close in New York, New York.

“Capital Account”: as defined in section 3.2.

“Capital Contribution(s)”: as defined in section 3.1.

“Catch-up Amount”: as defined in section 4.3(e).

“Chair”: as defined in section 5.9(a).

“Charity”: Community Funds, Inc., a New York not-for-profit corporation.

“Class C Discretionary Sale”: as defined in section 13.1.

“Class C Discretionary Shares”: as defined in section 13.1(a)(ii).

“Class C Representative”: Paul Hagedorn, and any successor or successors of Paul Hagedorn in such capacity pursuant to the terms of this Agreement. For the avoidance of doubt, the Class C Representative has no authority or responsibility under this Agreement or otherwise except pursuant to, and in accordance with, section 10.4 and section 13.1.

“Class C Representative Designation”: as defined in section 10.4(b).

“Class Discretionary Shares”: as defined in section 13.1(b).

“Class of Interests”: means the partnership interests bearing the same Class designation (e.g., the Class A partnership interests), taken together as a single class.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: as defined in Exhibit 5.

“Consent”: as defined in section 15.11.

“Consenting Partner”: as defined in section 15.11.

“control”: as defined in section 7.1(b).

“Credit Agreement”: means that certain credit agreement dated on or around November 26, 2025 by and between the Holder, as borrower, and Wells Fargo Bank N.A., as lender.

“Credit Facilities”: as defined in section 13.2.

“Damages”: any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, expenses, costs and expenses (including, without limitation, attorneys’ fees and expenses) and interest on any of the foregoing.

“Deferred Amount”: as defined in section 4.3(e).

“Deferred Partner”: as defined in section 4.3(e).

“Delaware Act”: as defined in section 1.1.

“Designation”: as defined in section 10.2(b).

“Designee”: as defined in Exhibit 2.

“Disabling Event”: as defined in section 10.1.

“Distributee”: as defined in section 13.1(c).

“Distributee Elections Notice”: as defined in section 13.1(c).

“downward adjustment Partners”: as defined in section 3.6(a).

“Effective Date”: as defined in the recitals.

“Event of Default”: as defined in Exhibit 3.

“Event of Termination”: as defined in section 9.1.

“Fair Market Value”: (a) as to any Securities which are listed or admitted to trading on any national exchange or quoted in the over-the-counter market on any date, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) if such Securities are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security, the last trading price of such Securities on such date, or (iii) if there shall have been no trading on such date or if such Securities are not so designated, the average of the reported closing bid and asked prices of such Securities on such date, and (b) as to any other property on any date, the fair market value of such property on such date as determined in good faith by the General Partners.

“Family Member”: with respect to any Original General Partner, each Person who is (a) a spouse or former spouse of such General Partner, (b) a lineal descendant (whether by blood or adoption) of such General Partner or of such General Partner’s spouse or former spouse, or (c) a spouse, former spouse or lineal descendant (whether by blood or adoption) of any such lineal descendant. For all purposes of this definition, Desiree Deluca-Johnson shall be deemed a lineal descendant of an Original General Partner.

“Filing Date”: as defined in section 9.1.

“First Amended and Restated Partnership Agreement”: as defined in the recitals.

“fiscal period”: as defined in section 3.3(c).

“GAAP”: as defined in section 12.2.

“General Partners”: the General Partners named in section 2.1, and any successor or successors thereof pursuant to the terms of this Agreement.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GP Charity”: as defined in section 7.1.

“GP Discretionary Sale”: as defined in section 13.1.

“GP Discretionary Shares”: as defined in section 13.1.

“GP Distribution of Sale Proceeds”: as defined in section 13.1.

“GP Election Notice”: as defined in section 13.1(c).

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset; provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to section 3.1 shall be as set forth in such section;

(b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (D) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; and (E) the acquisition of an interest in the Partnership upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1 (b) (2) (iv) (s); provided, however, that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the Partnership reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; provided, further, if any non-compensatory option is outstanding, Gross Asset Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1 (b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution; and

(d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulation Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Income” and “Losses” in Article 12; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause 12.1(d) to the extent the Partnership determines that an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

“Income” and “Loss”: with respect to any fiscal period, an amount equal to the Partnership’s taxable income or loss for such fiscal period, with the following adjustments (without duplication):

(e) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Income or Losses pursuant to this definition of “Income” and “Losses” shall be added to such taxable income or loss;

(f) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Losses pursuant to this definition of “Income” and “Losses,” shall be subtracted from such taxable income or loss;

(g) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Income or Losses;

(h) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(i) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Income or Losses; and

(j) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to section 3.5 hereof shall not be taken into account in computing Income or Losses.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to section 3.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Indemnitees”: as defined in section 8.1(a).

“Initial Capital Contribution”: as defined in section 8.1(a).

“Intra-Class Percentage Interest”: means, in respect of any Partner and as of any distribution or allocation date, such Partner’s aggregate limited partnership units, divided by the total number of limited partnership units in the related Class of Interests.

“Investment Company Act”: the Investment Company Act of 1940, as the same may be amended hereafter from time to time.

“Lender”: as defined in Exhibit 4.

“Limited Partners”: the holders of limited partnership interests listed in Schedule A, and such Substitute Limited Partners admitted to the Partnership pursuant to section 7.3.

“Limited Partnership Interests”: as defined in Exhibit 5.

“Liquidity Plan”: as defined in the recitals.

“Maximum Amount”: as defined in section 13.2.

“Merger Agreement”: the Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995, among Stern’s Miracle-Gro Products, Inc., certain of its affiliates, the Partnership, the General Partners, the Charity and the other parties thereto.

“NASD”: The National Association of Securities Dealers, Inc.

“negative annual corrective allocation carryforward”: as defined in section 3.6(c).

“Net Proceeds”: the net proceeds, after fees, commissions and other expenses.

“Notice Period”: as set forth in section 9.1(b).

“Original General Partner”: Each of James Hagedorn, Katherine Hagedorn Littlefield, Paul Hagedorn, Peter Hagedorn, Robert Hagedorn, and Susan Hagedorn.

“Original Partnership Agreement”: as defined in the recitals.

“Partners”: as defined in section 2.1.

“Partnership”: as defined in the introduction to this Agreement.

“Partnership Agreement”: as defined in Exhibit 1 and Exhibit 2.

“Partnership Loan”: as defined in section 13.2.

“Partnership Representative” as defined in section 14.1(a)

“Permitted Transferee”: as defined in section 7.1(a).

“Permitted Withdrawal”: as defined in section 10.2.

“Person”: an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Pledge”: as defined in Exhibit 5.

“Pledge Agreement”: as defined in Exhibit 5.

“Pledgor Agreement”: as defined in Exhibit 5.

“positive annual corrective allocation carryforward” as defined in section 3.6(c).

“Predecessor GP”: as defined in section 10.3.

“Prohibited Withdrawal”: a voluntary withdrawal by a General Partner which is not a Permitted Withdrawal.

“Protected Information”: as defined in section 5.3(d).

“Promissory Note”: as defined in Exhibit 5.

“Reallocation Income”: as defined in section 3.6(a).

“Regulatory Actions” as defined in section 3.5(e).

“Related Person(s)”: as defined in section 2.2.

“Representative”: as defined in section 9.2.

“Rule 144”: as defined in section 13.1(b).

“Sale Election Notice”: as defined in section 13.1(c).

“Scotts”: The Scotts Miracle-Gro Company, an Ohio corporation.

“Scotts Common Stock”: The Common Shares of Scotts, as that stock exists as of the date of this Agreement and any other equity interest of Scotts into which such Common Shares shall be reclassified or changed.

“Scotts Securities”: the Securities issued by Scotts to the Partnership or any of the Partners pursuant to the Merger Agreement (including any Securities into which such issued Securities are exchanged or converted pursuant to any merger, consolidation, sale of assets, reorganization, recapitalization, reclassification or other exchange of Securities issued by Scotts).

“Securities”: any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, chooses in action, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options, and (b) commodities and commodity futures contracts or options, foreign exchange and foreign exchange futures contracts or options, other futures contracts or options of any kind whatsoever, including any such contract relating to a financial or other index of any kind, rights with respect to any of the foregoing, and any other arrangements for investment or financial instruments that may from time to time be available to the public or to any individual.

“Securities Act”: the Securities Act of 1933, as the same may be amended hereafter from time to time.

“Securities Exchange Act”: the Securities Exchange Act of 1934, as the same may be amended from time to time hereafter.

“Shareholders Representative”: the individual identified in the Merger Agreement as the Shareholders Representative, representing the Partnership and John Kenlon, and the successor to such individual designated by the General Partners in accordance with this Agreement.

“Substitute Limited Partner”: a Limited Partner who is admitted as a Substitute Limited Partner in accordance with the provisions of section 7.3.

“Tax Liability”: any (i) direct obligation of the Partnership to pay any amount in respect of taxes, including, but not limited to (A) withholding taxes, (B) amounts for which the Partnership is liable under Section 1446(f)(4) of the Code, (C) any tax liability attributable to an actual or imputed underpayment of taxes under section 6225 of the Code, or (D) income or franchise taxes imposed on the Partnership based on the status or characteristics of one or more Limited Partners, and, in any such case, any interest, penalties or additions to tax in respect thereof, or (ii) reduction of a payment or distribution of cash or other property to the Partnership as a result of withholding or payments made by other parties in satisfaction of any liability described in clause (i).

“Treasury Regulations”: the Income Tax Regulations promulgated under the Code, as the same may be amended hereafter from time to time.

“UCC”: as defined in Exhibit 5.

“upward adjustment Partners”: as defined in section 3.6(a).

“Volume Limitation”: as defined in section 13.1(b).

“Window Period”: as defined in section 13.1(b).

12.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with generally accepted accounting principles (“GAAP”) and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

Article 13. LIQUIDITY PROVISIONS

13.1 Optional Cash Distributions.

(a) (i) If a General Partner so desires, subject to the terms and conditions set forth in this Article 13, such General Partner may, by written notice to the Partnership, request the Partnership to sell (a “GP Discretionary Sale”) up to the aggregate number of shares of Scotts Common Stock set forth next to such General Partner’s name on Schedule D, subject to adjustment on the basis provided in section 13.1(f) hereof (such shares, as to each General Partner, the “GP Discretionary Shares”) and distribute the net proceeds, after fees, commissions and other expenses derived from the sale of such shares to the holders of the Class of Interests held by such General Partner, pro rata (a “GP Distribution of Sale Proceeds”); provided, however, a holder of the Class of Interests held by such General Partner may, by written notice to the Partnership from such holder and the General Partner, elect to forego all or any portion of such GP Distribution of Sale Proceeds, in which event such distribution shall be made to the General Partner; and, provided further, a Partner may, in advance of a GP Discretionary Sale, request in writing (which may be by email) that all or a portion of such Partner’s Allocable Scotts Securities be excluded from a GP Discretionary Sale. Notwithstanding anything to the contrary in the preceding sentence, the Partnership shall not be required hereby to sell, and shall not sell, any Shares to the extent such sale would violate clause (A) of section 5.7(b) of this Agreement.

(ii) If the Class C Representative so desires, subject to the terms and conditions set forth in this Article 13, the Class C Representative may, by written notice to the Partnership, request the Partnership to sell (a “Class C Discretionary Sale”) the number of shares of Scotts Common Stock set forth in such notice, not to exceed the aggregate number of Class C Discretionary Shares, subject to adjustment on the basis provided in section 13.1(f) hereof, and to distribute the net proceeds, after fees, commissions and other expenses derived from the sale of such shares to the holders of the Class C partnership interests, pro rata; provided, however, a holder of Class C partnership interests may, by written notice to the Partnership from such holder and Paul Hagedorn, elect to forego all or any portion of such distribution, in which event such distribution shall be made to Paul Hagedorn; and, a Partner may, in advance of a Class C Discretionary Sale, request in writing (which may be by email) that all or a portion of such Partner’s Allocable Scotts Securities be excluded from a Class C Discretionary Sale. The “Class C Discretionary Shares” means 87,000 shares, plus 120,000 shares of Scotts Common Stock as of January 1, 2025 and as of each succeeding January 1, not to exceed an aggregate 971,135 shares of Scotts Common Stock, in each case subject to adjustment on the basis provided in section 13.1(f) hereof.

(b) Sales of GP Discretionary Shares and Class C Discretionary Shares (collectively, “Class Discretionary Shares”) pursuant to section 13.1(a) shall occur only (i) during the quarterly window periods (each, a “Window Period”) that Scotts establishes for trading in Scotts Common Stock by its directors and executive officers, and sales may be made only if such Window Period is “open” at the time of sale (except to the extent that the Partnership, based on the advice of the Advisors, may either approve any sale outside the Window Periods, or the Partnership or (subject to section 13.1(e)) the Chair may preclude any sale during the Window Periods), or (ii) pursuant to a written plan for trading securities within the meaning of, and adopted in accordance with, 17 CFR § 240.10b5-1(c) or any successor regulation (a “10b5-1 Plan”), and in no event shall the total number of Discretionary Shares sold by the Partnership during any Window Period in reliance upon Rule 144 promulgated under the Securities Act (together with any successor provision, “Rule 144”) exceed, in the aggregate, the volume limitation on sales for the account of an affiliate of the issuer under Rule 144(e) (the “Volume Limitation”); provided, however, that (x) sales made in accordance with paragraph (b)(1) of Rule 144(b)(1) that neither the Partnership nor any General Partner is required to aggregate with his, her or its own sales under Rule 144, and (y) sales that need not be included in determining the number of shares sold in reliance upon Rule 144 pursuant to paragraph (3)(vii) of Rule 144(e), shall not count against the Volume Limitation.

(c) At least 15 days prior to the beginning of each Window Period, each General Partner and the Class C Representative electing to have a portion of his or her Class Discretionary Shares sold pursuant to section 13.1(a) shall give written notice to the Chair (and/or such other persons as the Chair may designate) setting forth the number of shares to be sold and the minimum price at which sales are to be made (each such notice, a “Sale Election Notice”).

Each Sale Election Notice shall also state the number of shares of Scotts Common Stock that have been sold by the person giving such notice and (if applicable) the members of his or her immediate family since the opening of the immediately preceding Window Period, if any, and the manner in which such sales were made. If the aggregate number of Class Discretionary Shares covered by the Sale Election Notices that are proposed to be sold in reliance upon Rule 144 would exceed the Volume Limitation, then the number of shares that may be sold in reliance upon Rule 144 under the Volume Limitation shall be allocated as follows: (i) (i) first, each General Partner and the Class C Representative may allocate up to one-sixth of the aggregate number of shares that may be sold in reliance upon Rule 144 among his or her Class of Interests (if any); and (ii) second, the remaining shares that may be sold in reliance upon Rule 144 shall be allocated pro rata among the remaining number of shares requested to be sold under all of the Sale Election Notices.

(d) Subject to the Volume Limitation and applicable securities law restrictions, the Partnership shall attempt to effect all sales proposed to be made in any Window Period in the Sale Election Notices in such manner, and through such agents, as the Chair, in consultation with the Advisors, may determine. If less than the aggregate number of shares of Scotts Common Stock covered by the Sale Election Notices are sold (whether as a result of market conditions, applicable securities law restrictions, or otherwise), the number of shares sold and the net proceeds therefrom shall be allocated among the relevant Classes of Interests pro rata in accordance with the respective number of shares requested to be sold in their Sale Election Notices; provided, however, that no sales made at a price less than the minimum price set by a General Partner or the Class C Representative (with respect to his or her Class of Interests) shall be allocated to such Class of Interests. Each General Partner, the Class C Representative, and each Limited Partner and Assignee shall cooperate with the Partnership in effecting sales made pursuant to section 13.1 hereof, including, without limitation, the execution of such instruments, certificates and agreements as the Chair, in consultation with the Advisors, may determine to be necessary or appropriate.

(e) If the Chair, in consultation with the Advisors, determines to preclude any sale within a Window Period, the Chair shall promptly send notice of such determination to the General Partners and the Class C Representative, it being understood, however, that no such determination shall apply to or affect any sale pursuant to a 10b5-1 Plan. Each General Partner or the Class C Representative may demand that the Chair convene a special meeting of the General Partners for the purpose of reviewing and, if the General Partners so decide, overruling the Chair’s decision. Such special meeting of the General Partners shall be held within two days of the Chair’s receipt of such General Partner’s or Class C Representative’s demand, or as soon thereafter as a quorum of the General Partners may be convened. Pending the determination of the General Partners at such special meeting, the prohibition established by the Chair shall remain in effect.

(f) If Scotts shall at any time subdivide the outstanding shares of Scotts Common Stock into a greater number of shares (including, without limitation, through any stock split effected by means of a stock dividend), the number of Class Discretionary Shares shall be proportionately increased, and, conversely, if the outstanding shares of Scotts Common Stock shall at any time be combined into a smaller number of shares (including, without limitation, through any reverse stock split, consolidation or reclassification), the number of Class Discretionary Shares shall be proportionately reduced. If the outstanding shares of Scotts Common Stock are changed into the same or a different number of shares of any other class or classes of capital stock of Scotts and/or the right to receive other property, whether by merger, consolidation, sale of assets, reorganization, recapitalization, reclassification or other exchange (other than a subdivision or combination of shares provided for in the preceding sentence), then the Class Discretionary Shares shall thereafter refer to the kind and amount of capital stock and/or property received by the Partnership upon such merger, consolidation, sale of assets, reorganization, recapitalization, reclassification or other exchange in respect of the number of shares of Scotts Common Stock that are set forth next to such General Partner’s Class Discretionary Shares, all subject to further adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the adjustment provisions with respect to the Scotts Common Stock set forth herein, as determined by the Chair, in consultation with the Advisors.

13.2 Loans to Partners. The General Partner or the Class C Representative as applicable, for any relevant class, may, in his or her sole discretion designate one Partner from such class as the “Borrowing Partner” for such class, such designation to be made in writing (which may include an email) to the General Partners; provided that James Hagedorn shall be designated as the Borrowing Partner with respect to Class A. The Borrowing Partner may from time to time request in writing, using the form of Partnership Loan Request attached hereto as Exhibit 3 or such other form as may be approved by the Chair upon the advice of the Advisors, that the Partnership use its reasonable efforts to borrow under the Credit Agreement and/or under any other line or lines of credit then available to the Partnership (together, the “Credit Facilities”) and lend the Maximum Amount (as hereinafter defined) to the Borrowing Partner on a revolving basis (each such loan, a “Partnership Loan”), against the execution and delivery of (a) a Promissory Note in the form attached hereto as Exhibit 4 and (b) a Partnership Interest Pledge Agreement in the form attached hereto as Exhibit 5 pursuant to which such Borrowing Partner pledges (i) a number of their limited partnership interests to the Partnership as security for any outstanding Partnership Loans (the “Collateral”) such that at the time any Partnership Loan is advanced, the Fair Market Value of the Allocable Scotts Securities with respect to the Collateral shall be at least equal to the product of (x)

1.4 multiplied by (y) the outstanding principal amount of the Borrowing Partner’s Partnership Loans after giving pro forma effect to the requested advance and (ii) at any time that the Fair Market Value of the Allocable Scotts Securities with respect to the Collateral shall be less than the product of (x) 1.2 multiplied by (y) the outstanding principal amount of the Borrowing Partner’s Partnership Loans, such Borrowing Partner shall either prepay such Partnership Loan in whole or in part and/or pledge Other Collateral (as defined in the Partnership Interest Pledge Agreement) such that the Fair Market Value of the Collateral and any Other Collateral shall be at least equal to the product of (x) 1.4 multiplied by (y) the outstanding principal amount of the Borrowing Partner’s Partnership Loans. Each Partnership Loan shall have a one-year term unless otherwise agreed by the Partnership and the Borrowing Partner. The “Maximum Amount” means: [***]. The Partnership shall have sole discretion to grant or deny any request for a Partnership Loan and may consider any relevant factors, including the proposed use of borrowed funds and preserving availability for other Borrowing Partners. All Partnership Loan related decisions, including approval of such Partnership Loans and any modifications to the terms thereto, shall require the affirmative vote of not less than three-fifths of the total votes entitled to be cast by the General Partners.

13.3 Certain Limitations. Notwithstanding anything in this Article 13 to the contrary, the Partnership shall not take any action provided for in this Article 13 if:

(a) such action would violate the terms of this Agreement, or any applicable law, regulation, judgment, decree or ruling of any court or governmental agency of competent jurisdiction, or give rise (with or without the giving of notice or the passage of time or both) to a breach or violation of, or constitute a default under or event of default, any of the Credit Facilities or any contract or agreement (whether currently in effect or entered into after the date hereof) to which the Partnership is a party that was duly authorized by the General Partners pursuant to Article 5 of this Agreement;

(b) in the case of any sale of any shares of Scotts Common Stock pursuant to section 13.1(a)(i), immediately after giving effect to such Transfer the aggregate number of shares of Scotts Common Stock owned by the Partnership would represent less than 17% of the aggregate number of shares of Scotts Common Stock then outstanding;

(c) in the case of any sale of any shares of Scotts Common Stock pursuant to section 13.3(a), such action would result in the Partnership, any General Partner, Borrowing Partner, the Class C Representative, or any Family Member of any General Partner or the Class C Representative being deemed to have engaged in transactions that would subject such individual to potential liability under Section 16 of the Securities Exchange Act of 1934 or any of the regulations promulgated thereunder; or

(d) such action would cause the Partnership to be bankrupt, insolvent or unable to pay its debts generally as they come due.

Article 14. OTHER TAX MATTERS.

14.1 Partnership Representative.

(a) The Chair (or its designee) shall serve as (i) the initial “partnership representative” within the meaning of Code § 6223(a) (and any comparable provisions of state, local, or non-U.S. law), (ii) the initial “designated individual” within the meaning of the Code, (iii) the “tax matters partner” of the Partnership within the meaning of Section 6231 of the Code, prior to amendment by P.L. 114-74, and (iv) any person comparable to that described in section 14.1(a)(i)-(iii) pursuant to any provisions of state, local, or non-U.S. law (collectively, the “Partnership Representative”). Each Partner hereby consents to such designation, and agrees that, on the request of the General Partner, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b) Subject to the further terms of this section 14.1(b), the Partnership Representative (i) is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including administrative and judicial proceedings, (ii) is authorized to expend Partnership funds for professional services and costs associated therewith, and (iii) is authorized to make the “push-out” election pursuant to Section 6226 of the Code. Each Partner consents to the designation of the Partnership Representative as the attorney-in-fact of any Partner in respect of any tax proceedings in respect of the Partnership. All expenses incurred in connection with any such audit and with any other tax investigation, settlement or review shall be borne by the Partnership. If the Partnership is the subject of an audit by any federal, state, local, or non-U.S. taxing authority, the Partnership Representative shall (i) notify the General Partners of any administrative or judicial proceeding with respect to the Partnership, (ii) furnish the General Partners with any material correspondence or communication relating to the Partnership from the U.S. Internal Revenue Service or state, local, or non-U.S. taxing authority received by the Partnership Representative, and (iii) shall not settle any action relating to the tax affairs of the Partnership without the approval of the General Partners (in accordance with section 5.7(a)). Each General Partner agrees that the Partnership Representative shall not make any election in respect of taxes, or any decision or determination in respect of taxes that could disproportionately and adversely affect a General Partner, without the consent of the General Partners (in accordance with section 5.7(a)). Each Limited Partner agrees that the Partnership Representative shall be entitled to make any elections, decisions, or determinations in respect of taxes, pursuant to the procedures set forth in this section 14.1.

(c) Each Partner shall provide to the Partnership, upon request, such information or forms that the Partnership Representative may reasonably request with respect to the Partnership’s compliance with applicable tax laws.

14.2 Tax Liability. If (i) the Partnership incurs any obligation to pay a Tax Liability in respect of the Partnership, (ii) the Partnership incurs a Tax Liability attributable to a Partner, or (iii) the amount of a payment or distribution of cash or other property to the Partnership is reduced as a result of withholding or payments made by other parties in satisfaction of any Tax Liability, all payments by the Partnership in satisfaction of such Tax Liability, and all reductions in the amount of a payment or distribution that the Partnership otherwise would have received, may be treated pursuant to this section 14.2, in the sole discretion of the Partnership, as deemed distributed to those Partners or former Partners to which the related Tax Liability is attributable. The Partnership, after consulting with its Advisors, shall determine the amount, if any, of any Tax Liability attributable to any Partner.

14.3 Tax Indemnity. Each Partner agrees that, to the extent that (i) the Partnership determines that all or part of any Tax Liability allocable to a Partner (or former Partner) should not be treated as deemed distributed under section 14.2, and (ii) the Partnership notifies the Partner of the amount that is not so treated, the Partner will promptly indemnify the Partnership for such amount. Each Partner covenants for itself, its successors, assigns, heirs and personal representatives, that such Person shall pay any indemnity described in this section 14.3 not later than thirty (30) days after the Partnership delivers a written demand for such amounts. The obligations and covenants of the Limited Partners set forth in this section 14.3 shall survive the Transfer or withdrawal by any Partner of the whole or any portion of its limited partnership or general partnership interest, the death or legal disability of any Partner, and the dissolution or termination of the Partnership.

Article 15. MISCELLANEOUS.

15.1 Waiver of Partition. Each of the Partners hereby irrevocably waives any and all rights that such Partner may have to maintain any action for partition of any of the Partnership’s property.

15.2 Entire Agreement. This Agreement and the agreements and documents expressly referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. They supersede any prior agreement or understanding among such parties.

15.3 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS.

15.4 Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

15.5 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

15.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

15.7 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

15.8 Counterparts. This Agreement may be executed in one or more counterparts, which may include facsimile counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Partners to execute the same counterpart hereof.

15.9 Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the General Partners deem necessary or appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in all jurisdictions in which the Partnership conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

15.10 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred; provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

15.11 Manner of Consent. Any vote, consent, approval, or ratification permitted or required by this Agreement (a “Consent”) by a Partner (a “Consenting Partner”) may be given as follows:

(a) by a written Consent given by the Consenting Partner at or prior to the taking of the action for which the Consent is solicited; provided that such Consent shall not have been nullified by either (i) notification to the General Partners by the Consenting Partner at or prior to the time of, or the negative vote by such Consenting

Partner at, any meeting held to consider the taking of such action or (ii) notification to the General Partners by the Consenting Partner prior to the taking of any action which is not subject to approval at such meetings; or

(b) by the affirmative vote by the Consenting Partner to the taking of the action for which the Consent is solicited at any meeting duly called and held to consider the taking of such action.

15.12 Notices. Unless otherwise specified in this Agreement all notices and demands under this Agreement must be in writing and are effective upon receipt thereof. For purposes of notice, the addresses of the Limited Partners and the General Partners shall be as set forth on the books and records of the Partnership and the address of the Partnership shall be as set forth in section 1.4. Any Partner or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required and, in the case of a Limited Partner or its assignee, directed to the Partnership at its offices as hereinabove set forth. Notices to any assignee of a Limited Partner shall be given to such Limited Partner unless such assignee has designated a different address therefor by written notice given in the manner hereinabove required.

15.13 Grant of Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partners as its true and lawful attorneys and agents, in its name, place and stead to make, execute, acknowledge and, if necessary, file and record:

(a) Any certificates or other instruments or amendments thereof which the Partnership may be required to file under the Delaware Act or any other laws of the State of Delaware or pursuant to the requirements of any Governmental Authority having jurisdiction over the Partnership or which the General Partners shall deem it advisable to file, including, without limitation, this Agreement, any duly authorized amended Agreement and a certificate of termination as provided in section 9.5.

(b) Any certificate or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the General Partners deem appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) and to preserve the limited liability status of the Partnership in the jurisdictions in which the Partnership may acquire investment interests.

(c) Any certificates or other instruments which may be required in order to effectuate any change in the membership of the Partnership or to effectuate the dissolution and termination of the Partnership pursuant to Article 9.

(d) Any amendments to any certificates or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this section 15.13 or pursuant to section 15.9.

15.14 Irrevocable and Coupled with an Interest; Copies to Be Transmitted. The powers of attorney granted under in section 15.13 shall be deemed irrevocable and to be coupled with an interest. A copy of each document executed by the General Partners pursuant to the powers of attorney granted in section 15.13 shall be transmitted to each Limited Partner promptly after the date of the execution of any such document.

15.15 Survival of Power of Attorney. The powers of attorney granted in section 15.13 shall survive delivery of an Assignment by any Limited Partner of the whole or any part of such Partner’s Partnership interest; provided that if such Assignment was of all of such Limited Partner’s Partnership interest and the substitution of the assignee as a Limited Partner has been consented to by the General Partners, the foregoing powers of attorney shall survive the delivery of such Assignment for the purpose of enabling the General Partners to execute, acknowledge and file any and all certificates and other instruments necessary to effectuate the substitution of the assignee as a Substitute Limited Partner. Such powers of attorney shall survive the death, incapacity, dissolution or termination of a Limited Partner and shall extend to such Limited Partner’s successors and assigns.

15.16 Limitation of Power of Attorney. Except as expressly set forth in section 11.2, the powers of attorney granted under section 15.13 cannot be utilized by the General Partners for the purpose of increasing or extending any financial obligation or liability of a Limited Partner or altering the method of division of profits and losses or the method of distributions in connection with the investment of a Limited Partner without the written consent of such Limited Partner.

15.17 Voting Rights. The Limited Partners shall be permitted to exercise any of the voting rights which may be prescribed from time to time in this Agreement unless, prior to the exercise by the Limited Partners of any specified voting right or rights, the Partnership shall have obtained (and furnished a copy thereof to each Limited Partner) an opinion of counsel for the Partnership acceptable to the Limited Partners to the effect that the exercise of such specified right or rights will adversely affect the limited liability of the Limited Partners.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts as of the day and in the year first above written, each of which counterparts, when taken together, shall constitute one and the same instrument.

/s/ James Hagedorn
James Hagedorn

/s/ Katherine Hagedorn Littlefield
Katherine Hagedorn Littlefield

/s/ Nathan Baxter
Nathan Baxter

/s/ Robert Hagedorn
Robert Hagedorn

/s/ Susan Hagedorn
Susan Hagedorn

THE LIMITED PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE SAME HAVE BEEN INCLUDED IN AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNERS HAS BEEN RENDERED TO THE PARTNERSHIP THAT AN EXEMPTION FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS IS AVAILABLE. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF LIMITED PARTNERSHIP INTERESTS IS RESTRICTED AS PROVIDED IN THE LIMITED PARTNERSHIP AGREEMENT.